UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 15, 2005

(Date of earliest event reported)

PEAK INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	0-29332	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38507 Cherry Street, Unit G, Newark, California 94560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 449-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2005, Peak International Limited (the “Company”) entered into an employment agreement with Mr. Dean Personne to serve as the Company’s President and Chief Operating Officer. The term of the agreement is from February 15, 2005 until December 31, 2005. Pursuant to the terms of the agreement, Mr. Personne will be paid a salary of $25,000 per month and will be eligible for a bonus of up to one month’s salary if he is still employed by the Company at the time year end bonuses are paid to Company employees. In addition, the Company will reimburse Mr. Personne for reasonable housing expenses while living in Hong Kong, in an amount not to exceed $11,000 per month.

The employment agreement also calls for a lump-sum severance payment in an amount equal to the greater of (a) $300,000 or (b) 12 months base salary and unused vacation pay, and the vesting of all stock options which would have vested within 18 months of the date of termination, with such options remaining exercisable for one year. Mr. Personne shall not be eligible to receive the severance payment in the event his employment is terminated (1) as a result of his conviction of a felony involving dishonest, (2) by the Company for good cause, (3) as a result of a material breach of his employment agreement, (4) as a result of his death or disability, or (5) as a result of his own resignation, unless such resignation was a result of a reduction by the Company of Mr. Personne’s base salary to less than $300,000 per year. If Mr. Personne is terminated without good cause or resigns as a result of a reduction in base salary and such termination or resignation occurs in anticipation of or within two years following a change in control or liquidation of the Company, in addition to a severance package as described above, all stock options held by Mr. Personne shall immediately vest in full and remain exercisable for a period of one year.

The employment agreement also contains standard provisions relating to confidentiality and restrictions on competitive activities and solicitation of Company employees and customers and will not automatically renew at the expiration of its term.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 15, 2005, the Company appointed Mr. Dean Personne as the Company’s President and Chief Operating Officer. A description of the employment agreement between Mr. Personne and the Company is contained in Item 1.01 above.

Prior to his appointment, Mr. Personne was self employed as a management consultant. From August 2000 until November 2001 he served as Chief Executive Officer of Novus Packaging Corporation, a manufacturer of plastic packaging materials. From 1995 to 1999, Mr. Personne served as President and Chief Operating Officer of ASAT Limited, a Hong Kong company engaged in the back end assembly of semiconductors. Mr. Personne has bachelor and master degrees in business administration from Wichita State University, Wichita, Kansas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEAK INTERNATIONAL LIMITED

Dated: February 17, 2005.	By:	/s/ William Snyder
William Snyder
Chief Financial Officer